Seneca Foods Reports Sales and Earnings for the Quarter and Twelve Months Ended March 31, 2020

MARION, N.Y. July 2, 2020 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced financial results for the fourth quarter and twelve months ended March 31, 2020.

Highlights (vs. year-ago, year-to-date results):

●

Net continuing sales increased $136.2 million or 11.4% as compared to the prior year twelve months. This is a result of higher selling prices/sales mix of $79.5 million and higher sales volume of $56.7 million. The increase in sales is primarily from a $61.6 million increase in canned vegetable sales and a $51.6 million increase in B&G Foods Inc. sales.

●

Gross margin percentage from continuing operations increased from 3.3% to 10.6% as compared to the prior year twelve months. Higher sales volume, lower cost increases and a decrease in the LIFO charge all contributed to the higher gross margin percentage.

“During Fiscal 2020 we completed two years of restructuring that included plant consolidations, divestitures including exiting the canned fruit business.  As expected, the Company improved its margins when compared to the prior year.  In addition, we had an unexpected sales lift in the last month of the fiscal year as consumers pantry loaded as a result of the coronavirus pandemic,” stated Kraig Kayser, President and Chief Executive Officer.

Highlights (vs. year-ago, fourth quarter results):

●

Net continuing sales increased $45.3 million or 17.2% as compared to the prior year quarter. This is a result of higher selling prices/sales mix of $23.7 million and by higher sales volume of $21.6 million. The increase in sales is primarily from a $35.4 million increase in vegetable sales.

●

Gross margin percentage from continuing operations increased from 5.3% to 15.1% as compared to the prior fourth quarter. Higher sales volume, lower cost increases and a decrease in the LIFO charge all contributed to the higher gross margin percentage.

About Seneca Foods Corporation

Seneca Foods is North America’s leading provider of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms. Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, Paradise®, READ®, Seneca Farms® and Seneca labels, including Seneca snack chips.  In addition, Seneca provides vegetable products under a contract packing agreement with B&G Foods North America, under the Green Giant label. Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Operating Earnings From Continuing Operations Excluding LIFO and Plant Restructuring Impact, EBITDA and FIFO EBITDA

Operating earnings excluding LIFO and plant restructuring, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO or have plant restructuring and enhance the understanding of the Company’s historical operating performance. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported operating income (loss) excluding LIFO and plant restructuring.

	Quarter Ended		Twelve Months Ended
	In millions		In millions
	3/31/2020	3/31/2019	3/31/2020	3/31/2019
	FY 2020	FY 2019	FY 2020	FY 2019

Operating income (loss) from continuing operations, as reported:	$27.1	$(9.6)	$70.5	$(38.1)

LIFO (credit) charge	(9.6)	0.6	(17.1)	40.5

Plant restructuring charge	0.3	9.4	7.0	11.7

Operating income, excluding LIFO and plant restructuring impact	$17.8	$0.4	$60.4	$14.1

Set forth below is a reconciliation of reported net earnings (loss) to EBITDA and FIFO EBITDA (earnings (loss) before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Twelve Months Ended
EBITDA and FIFO EBITDA:	March 31, 2020	March 31, 2019
	(In thousands)

Net earnings (loss) from continuing operations	$51,188	$(36,483)
Income tax expense (benefit)	14,427	(12,776)
Interest expense, net of interest income	11,834	15,437
Depreciation and amortization	30,933	29,933
Interest amortization	(279)	(283)
EBITDA	108,103	(4,172)
LIFO (credit) charge	(17,075)	40,548
FIFO EBITDA	$91,028	$36,376

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made. Among the factors that could cause actual results to differ materially are:

●	general economic and business conditions;
●	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
●	transportation costs;
●	climate and weather affecting growing conditions and crop yields;
●	availability of financing;
●	leverage and the Company’s ability to service and reduce its debt;
●	potential impact of COVID-19 related issues at our facilities;
●	foreign currency exchange and interest rate fluctuations;
●	effectiveness of the Company’s marketing and trade promotion programs;
●	changing consumer preferences;
●	competition;
●	product liability claims;
●	the loss of significant customers or a substantial reduction in orders from these customers;
●	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
●	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:

Timothy J. Benjamin, Chief Financial Officer

315-926-8100

Seneca Foods Corporation
Unaudited Selected Financial Data

For the Periods Ended March 31, 2020 and 2019
(In thousands of dollars, except share data)

	Fourth Quarter		Year-to-Date
	Fiscal 2020	Fiscal 2019	Fiscal 2020	Fiscal 2019

Net sales	$307,871	$262,590	$1,335,769	$1,199,581

Plant restructuring charge (note 2)	$301	$9,378	$7,046	$11,657

Other operating income, net (note 3)	$4,035	$3,134	$12,653	$6,631

Operating income (loss) (note 1)	$27,081	$(9,565)	$70,524	$(38,079)
Loss from equity investment	93	-	93	-
Other income	(1,755)	(1,608)	(7,018)	(4,257)
Interest expense, net	2,651	3,850	11,834	15,437
Earnings (loss) from continuing operations before income taxes	$26,092	$(11,807)	$65,615	$(49,259)

Income tax expense (benefit)	5,070	(3,158)	14,427	(12,776)

Earnings (loss) from continuing operations	21,022	(8,649)	51,188	(36,483)
Earnings from discontinued operations (net of tax)	192	19	1,147	42,230
Net earnings (loss)	$21,214	$(8,630)	$52,335	$5,747

Basic earnings (loss) per share:
Continuing operations	$2.29	$(0.91)	$5.50	$(3.77)
Discontinued operations	$0.02	$-	$0.12	$4.36
Net basic earnings (loss) per common share	$2.31	$(0.91)	$5.62	$0.59

Diluted earnings (loss) per share:
Continuing operations	$2.27	$(0.91)	$5.46	$(3.77)
Discontinued operations	$0.02	$-	$0.12	$4.33
Net diluted earnings (loss) per common share	$2.29	$(0.91)	$5.58	$0.59

Note 1: The effect of the LIFO inventory valuation method on fourth quarter pre-tax results increased continuing operating earnings by
$9,618,000 for the three month period ended March 31, 2020 and decreased continuing operating earnings by $615,000 for the three month period ended March 31, 2019. The effect of the LIFO inventory valuation method on annual pre-tax results increased continuing operating earnings by $17,075,000 for the year ended March 31, 2020 and decreased continuing operating earnings by
$40,548,000 for the year ended March 31, 2019.
Note 2: The year ended March 31, 2020 includes restructuring charges of $7,046,000 mostly related to plants in the Midwest and Northwest.
$5,267,000 was of accelerated amortization of right-of-use operating leases and $2,410,000 was for equipment moves and
$1,875,000 credit for reduced impairment charges and other charges of $1,244,000 which is mostly severance.
The year ended March 31, 2019 impairment and restructuring charge of $11,657,000 includes an impairment of $7,825,000 related to a Northwest plant that ceased production after this growing season. This also included $3,832,000 in other restructuring charges, primarily for severance charges.
Note 3: During the year ended March 31, 2020, the Company sold unused fixed assets which resulted in a gain of $12,653,000 as compared to a gain of $6,631,000 during the year ended March 31, 2019. The current year gain was mostly related to the sale of a closed plant in the Northwest of $8,155,000 and the partial sale of a closed plant in the Midwest of $3,254,0000.
The prior year gain was mostly related to the sale of a closed plant in the Northwest of $4,060,000.
Note 4: The Company uses the "two-class" method for basic earnings (loss) per share by dividing the earnings (loss) attributable to common shareholders by the weighted average of common shares outstanding during the period.

########